Exhibit 5.1

January 29, 2021

NantKwest, Inc.

3530 John Hopkins Court

San Diego, California 92121

Re:	Securities Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-252232) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration and proposed issuance by NantKwest, Inc., a Delaware corporation (the “Company”) of up to 285,900,795 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share. The Shares are being issued to the stockholders of ImmunityBio, Inc., a Delaware corporation (“ImmunityBio”), in connection with, and contingent upon, the merger contemplated by the Agreement and Plan of Merger, dated as of December 21, 2020, by and among the Company, ImmunityBio, and Nectarine Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have assumed that in the future the Company will comply with all applicable laws in connection with the issuance of Shares in consideration for outstanding contract commitments of ImmunityBio that the Company is assuming in accordance with the terms of the Merger Agreement.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of ImmunityBio, in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP